Seligman Asset Allocation Series, Inc.
                              Exhibit: Sub-item 77C
                 Matters Submitted to a Vote of Security Holders

Proxy Results
Shareholders of Seligman Asset Allocation Series, Inc. voted on a proposal to approve an Agreement and Plan of Reorganization at Special Meetings of Shareholders held on June 2, 2009 and June 29, 2009. Shareholders voted in favor of the proposal. The number of shares voted is as follows:


                                 For             Against           Abstain
Seligman Asset Allocation
  Aggresive Growth Fund    1,168,632.353         66,643.858        84,447.929
Seligman Asset Allocation
  Growth Fund              2,192,027.199         46,499.712       163,428.838
Seligman Asset Allocation
  Moderate Growth Fund     2,212,410.925         86,514.703        96,433.744
Seligman Asset Allocation
  Balanced Fund              949,604.006        127,205.801       150,508.981

  As a result of the approval of this proposal, the Funds within Seligman Asset Allocation Series merged into RiverSource Portfolio Builder Series on August 14, 2009.